ANALYSTS/INVESTORS: Brian J. Radecki Chief Financial Officer (202) 336-6920 bradecki@costar.com

CoStar Group, Inc. Announces Fourth Quarter and Full-Year 2010 Results

Cash and Investments Exceed $320 Million Following Sale of HQ; Revenue Growth Accelerates to 8%;
Company Plans To Pursue Aggressive Acquisition Strategy

WASHINGTON, DC – February 23, 2011 – CoStar Group, Inc. (NASDAQ: CSGP), commercial real estate's leading provider of information, analytic and marketing services, announced that revenues for the year ended December 31, 2010 were $226.3 million, an increase of approximately 8% over revenues of $209.7 million for the full year of 2009. Revenues for the fourth quarter of 2010 totaled $58.2 million, an increase of $3.6 million compared to revenue of $54.6 million in the fourth quarter of 2009.

Net income for the quarter ended December 31, 2010 increased to $3.8 million, or $0.18 per diluted share, compared to net income of $3.4 million, or $0.16 per diluted share, for the quarter ended September 30, 2010. EBITDA (defined below) for the quarter ended December 31, 2010 increased to $10.4 million, compared to EBITDA of $9.4 million for the quarter ended September 30, 2010.

As of December 31, 2010, the Company had $239 million in cash, cash equivalents, short-term and long-term investments, which is an increase of $7.3 million since September 30, 2010. The Company has no long-term debt. Following the sale of its headquarters on February 18, 2011, the Company’s cash and investments exceed $320 million.

Year 2009-2010 Quarterly Results - Unaudited
(in millions, except per share data)
	2009				2010
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

Revenues	$51.4	$50.1	$53.6	$54.6	$55.1	$55.8	$57.1	$58.2
EBITDA	14.4	11.6	10.6	9.9	8.8	7.8	9.4	10.4
Net income	6.1	4.6	4.3	3.6	2.9	3.3	3.4	3.8
Net income per share - diluted	0.31	0.24	0.22	0.18	0.14	0.16	0.16	0.18
Weighted average outstanding shares - diluted	19.6	19.6	20.1	20.4	20.6	20.6	20.7	20.9

The majority of revenue growth during the fourth quarter of 2010 was driven by strong net new sales of CoStar’s core subscription-based information services coupled with consistently high customer renewal rates. During the fourth quarter of 2010, the Company’s 12-month trailing renewal rate for subscription-based services remained strong at over 90%, which increased 5 percentage points from approximately 85% one year ago. Subscription-based revenue accounted for approximately 94% of the Company's total revenue in the fourth quarter of 2010.

“CoStar Group had one of its most successful years in 2010, driven by the addition of 2,600 net new paying subscribers,” said CoStar Group Founder and CEO Andrew Florance. “With the early recovery in commercial real estate, we saw strong improvement in revenue growth driven by climbing customer renewal rates, and a 175% year-over-year increase in companywide quarterly net new sales. In the fourth quarter of 2010, we achieved the highest quarterly net new sales since the second quarter of 2008.”

Florance also pointed to continuing strong signs of recovery in commercial real estate.  “The U.S. office market turned in a very impressive 21 million square feet of positive net absorption in the fourth quarter of 2010, reaching the strongest level of absorption since the fourth quarter of 2007,” said Florance. “Office vacancy rates are now obviously falling from a 2010 peak of 13.6% to 13.3% currently, and CoStar Group’s repeat sales index shows that investment grade properties have climbed in value 8% over the course of 2010.  We believe that these positive industry trends will translate into increased revenue growth and higher renewal rates for CoStar Group in 2011.”

We believe there is no better proof point of market recovery than Costar’s purchase and subsequent quick sale of its Washington, D.C. headquarters.  The company purchased its downtown Washington HQ a year ago for $41.25 million and sold the same property last week for $101 million in aggregate consideration.

“CoStar Group now has more than $320 million in cash and investments and no long-term debt. We believe that we are one of the leading companies meeting the information needs of commercial real estate which is one of the world’s largest asset classes valued at well over $30 trillion dollars. We believe that the industry is clearly heading into an upward cycle.   In 2011, CoStar Group will be extremely focused on acquiring a number of high potential, strategic companies in the commercial real estate software and information space. We continue to aggressively pursue companies that we believe offer a strong strategic fit, a solid management team, and a proven ability to grow and gain market share,” Florance added.

“In addition, based on the signs of growing strength in our business and the industry, we intend to accelerate investment into software development in both the U.S. and the U.K.,” Florance continued. “We see opportunities to drive additional revenue growth and gain market share in the intermediate term by enhancing and expanding the functionality and performance of the software behind our services.  We have a number of exciting new software initiatives that will leverage our massive proprietary commercial real estate database. Among these software initiatives is a very powerful and potentially transformative version of our service suite that will be optimized for the mobile environment, including the iPad.”

2011 OUTLOOK

"For the first quarter of 2011, we expect approximately $58.2 million to $59.2 million in revenues, and for the full year of 2011, we expect approximately $240 million to $244 million in revenues,” stated CoStar Group Chief Financial Officer Brian J. Radecki. “Now that both our 12-month trailing and in-quarter renewal rates have returned to their 90% historical averages and our core information sales have continued to strengthen, we expect strong organic revenue growth in 2011."

For the first quarter of 2011, the Company expects GAAP net income per diluted share of approximately $0.15 to $0.18 and non-GAAP net income per diluted share (defined below) of approximately $0.24 to $0.28. First quarter costs include seasonally higher costs related to our annual sales conference and increased personnel, payroll taxes and benefit costs as the company resumed annual salary increases.

"For the full year of 2011, we expect GAAP net income per diluted share of approximately $0.72 to $0.78 and non-GAAP net income per diluted share of approximately $1.13 to $1.25. Our full year guidance includes approximately $4.5 million to $5.0 million in increased expenses associated with the sale and leaseback of the Company’s headquarters building,” said Radecki.

Additionally, the company expects approximately $1.8 million to $2.2 million of restructuring costs associated with the consolidation of its White Marsh, Maryland offices into its Columbia, Maryland and Washington, DC offices during the second quarter of 2011. The office consolidation is expected to lead to expense savings of $1 million per year moving forward.

“We also expect to invest an additional $4 million to $5 million in 2011 to accelerate new software development in both the U.S. and the U.K.  We believe that by timing these investments in the early stages of the commercial real estate market recovery in the U.S. and the U.K., our business will see accelerating revenue and earnings as the recovery continues,” added Radecki.

The Company expects its annual tax rate for 2011 to be approximately 42% to 44%.

The preceding forward-looking statements reflect CoStar’s expectations as of February 23, 2011, including forward-looking non-GAAP financial measures. We are not able to forecast with certainty whether or when certain events, such as acquisition-related costs, restructuring, settlements or impairments will occur in any given quarter. Given the risk factors, uncertainties and assumptions discussed above, actual results may differ materially. The Company does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Non-GAAP Financial Measures

For information regarding the purpose for which management uses the non-GAAP financial measures disclosed in this release and why management believes they provide useful information to investors regarding the Company’s financial condition and results of operations, please refer to the Company’s latest periodic report.

EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group, Inc. before (i) interest income (expense), (ii) provision for income taxes, and (iii) depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that represents EBITDA before (i) stock-based compensation expense, (ii) acquisition-related costs, (iii) restructuring charges and related costs, (iv) costs related to the acquisition and transition of the Company’s corporate headquarters, and (v) settlements and impairments incurred outside the Company’s normal business operations.

Non-GAAP net income is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group, Inc. before (i) purchase amortization and other related costs, (ii) stock-based compensation expense, (iii) acquisition-related costs, (iv) restructuring charges and related costs, (v) costs related to the acquisition and transition of the Company’s corporate headquarters, and (vi) settlements and impairments. From this figure, we then subtract an assumed provision for income taxes to arrive at Non-GAAP net income. We assume a 40% tax rate in order to approximate our long-term effective corporate tax rate.

Non-GAAP net income per diluted share is a non-GAAP financial measure that represents Non-GAAP net income divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income per diluted share.

Earnings Conference Call

Management will conduct a conference call to discuss earnings results for the fourth quarter and full year ended December 31, 2010, and the company’s outlook for 2011 at 11:00 a.m. ET on Thursday, February 24, 2011. The audio portion of the conference call will be broadcast live over the Internet at http://www.costar.com/investors.aspx. To join the conference call by telephone, please dial (800) 230-1093 (from the United States and Canada) or (612) 288-0329 (from all other countries) and refer to conference code 190775. An audio recording of the conference call will be available approximately one hour after the live call concludes and remain available for a period of time following the call. To access the recorded call, please dial (800) 475-6701 (from the U.S. and Canada) or (320) 365-3844 (from all other countries) using access code 190775. The webcast replay will also be available in the Investors section of CoStar's web site for a period of time following the call.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations-Unaudited
(in thousands, except per share data)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009

Revenues	$58,185	$54,635	$226,260	$209,659
Cost of revenues	21,277	20,927	83,599	73,714
Gross margin	36,908	33,708	142,661	135,945

Operating expenses:
Selling and marketing	13,929	11,966	52,455	42,508
Software development	4,781	4,245	17,350	13,942
General and administrative	10,608	10,663	47,776	44,248
Purchase amortization	543	882	2,305	3,412
	29,861	27,756	119,886	104,110

Income from operations	7,047	5,952	22,775	31,835
Interest and other income, net	145	226	735	1,253
Income before income taxes	7,192	6,178	23,510	33,088
Income tax expense, net	3,425	2,532	10,221	14,395
Net income	$3,767	$3,646	$13,289	$18,693

Net income per share - basic	$0.18	$0.18	$0.65	$0.95
Net income per share - diluted	$0.18	$0.18	$0.64	$0.94

Weighted average outstanding shares - basic	20,465	20,150	20,330	19,780
Weighted average outstanding shares - diluted	20,915	20,410	20,707	19,925

CoStar Group, Inc. Reconciliation of Non-GAAP Financial Measures-Unaudited
(in thousands, except per share data)

Reconciliation of Net Income to Non-GAAP Net Income

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009

Net income	$3,767	$3,646	$13,289	$18,693
Income tax expense, net	3,425	2,532	10,221	14,395
Income before income taxes	7,192	6,178	23,510	33,088
Purchase amortization and other related costs	872	1,630	3,776	5,801
Stock-based compensation expense	2,579	1,293	8,306	6,460
Acquisition related costs	-	151	-	616
Restructuring and related costs	-	-	1,384	745
Headquarters acquisition and transition related costs *	420	-	2,837	-
Settlements and Impairments	-	-	2,825	-
Non-GAAP Income before income taxes	11,063	9,252	42,638	46,710
Assumed rate for income tax expense, net **	40%	40%	40%	40%
Assumed provision for income tax expense, net	(4,425)	(3,701)	(17,055)	(18,684)
Non-GAAP Net Income	$6,638	$5,551	$25,583	$28,026

Net Income per share - diluted	$0.18	$0.18	$0.64	$0.94
Non-GAAP Net Income per share - diluted	$0.32	$0.27	$1.24	$1.41

Weighted average outstanding shares - diluted	20,915	20,410	20,707	19,925

* Includes no building depreciation for the three months ended December 31, 2010, and approximately $459,000 for the twelve months ended December 31, 2010.
** A 40% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009

Net income	$3,767	$3,646	$13,289	$18,693
Purchase amortization in cost of revenues	329	748	1,471	2,389
Purchase amortization in operating expenses	543	882	2,305	3,412
Depreciation and other amortization	2,516	2,304	9,873	8,875
Interest income, net	(145)	(226)	(735)	(1,253)
Income tax expense, net	3,425	2,532	10,221	14,395
EBITDA	$10,435	$9,886	$36,424	$46,511
Stock-based compensation expense	2,579	1,293	8,306	6,460
Acquisition related costs	-	151	-	616
Restructuring and related costs	-	-	1,384	745
Headquarters acquisition and transition related costs ***	420	-	2,378	-
Settlements and Impairments	-	-	2,825	-
Adjusted EBITDA	$13,434	$11,330	$51,317	$54,332

*** Includes no building depreciation for the three months ended December 31, 2010, and does not include approximately $459,000 for the twelve months ended December 31, 2010.

CoStar Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$206,405	$205,786
Short-term investments	3,722	20,188
Accounts receivable, net	13,094	12,855
Deferred income taxes, net	5,203	3,450
Prepaid and other current assets	5,809	5,128
Income tax receivable	4,940	-
Total current assets	239,173	247,407

Long-term investments	29,189	29,724
Deferred income taxes, net	-	1,978
Fixed assets, net	69,921	19,162
Goodwill	79,602	80,321
Intangible and other assets, net	18,774	23,390
Deposits and other assets	2,989	2,597
Total assets	$439,648	$404,579

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$38,031	$28,907
Deferred revenue	16,895	14,840
Total current liabilities	54,926	43,747

Deferred income taxes	1,450	-
Income taxes payable	1,770	1,826

Stockholders' equity	381,502	359,006
Total liabilities and stockholders' equity	$439,648	$404,579

CoStar Group, Inc.
Results of Segments-Unaudited
(in thousands)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
Revenues
United States	$53,686	$49,966	$208,463	$191,556
International
External customers	4,499	4,669	17,797	18,103
Intersegment revenue *	276	590	1,266	898
Total international revenue	4,775	5,259	19,063	19,001
Intersegment eliminations	(276)	(590)	(1,266)	(898)
Total Revenues	$58,185	$54,635	$226,260	$209,659

EBITDA
United States	$10,515	$10,495	$39,607	$47,697
International **	(80)	(609)	(3,183)	(1,186)
Total EBITDA	$10,435	$9,886	$36,424	$46,511

* Intersegment revenue is attributable to services performed by Property and Portfolio Research Ltd., a wholly owned subsidiary of Property and Portfolio Research, Inc. (PPR), for PPR. Intersegment revenue is recorded at what the Company believes approximates fair value. U.S. EBITDA includes a corresponding cost for the services performed by Property and Portfolio Research Ltd. for PPR.

** International EBITDA includes a corporate allocation of approximately $100,000 and $100,000 for the three months ended December 31, 2010 and 2009, respectively, and approximately $400,000 and $500,000 for the twelve months ended December 31, 2010 and 2009, respectively.

Reconciliation of Non-GAAP Financial Measures with 2009-2010 Quarterly Results - Unaudited
(in millions)
	2009				2010
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

Net income	$6.1	$4.6	$4.3	$3.6	$2.9	$3.3	$3.4	$3.8
Purchase amortization	1.4	1.2	1.5	1.6	1.2	0.8	0.9	0.9
Depreciation and other amortization	2.2	2.2	2.1	2.3	2.4	2.5	2.4	2.5
Interest income, net	(0.4)	(0.3)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)
Income tax expense, net	5.1	3.9	2.9	2.6	2.5	1.4	2.9	3.4
EBITDA	$14.4	$11.6	$10.6	$9.9	$8.8	$7.8	$9.4	$10.4

Reconciliation of Forward-Looking Guidance, Net Income to Non-GAAP Net Income
(in thousands, except per share data)
	Guidance Range		Guidance Range
	For the Three Months		For the Twelve Months
	Ended March 31, 2011		Ended December 31, 2011
	Low	High	Low	High

Net income	$3,100	$3,800	$15,100	$16,300
Income tax expense, net	2,339	2,867	11,391	12,296
Income before income taxes	5,439	6,667	26,491	28,596
Purchase amortization and other related costs	800	900	3,300	3,800
Stock-based compensation expense	2,000	2,300	8,000	9,000
Acquisition related costs	-	-	-	-
Restructuring and related costs	-	-	1,800	2,200
Headquarters acquisition and transition related costs	-	-	-	-
Settlements and Impairments	-	-	-	-
Non-GAAP Income before income taxes	8,239	9,867	39,591	43,596
Assumed rate for income tax expense, net *	40%	40%	40%	40%
Assumed provision for income tax expense, net	(3,296)	(3,947)	(15,836)	(17,438)
Non-GAAP Net Income	$4,943	$5,920	$23,755	$26,158

Net Income per share - diluted	$0.15	$0.18	$0.72	$0.78
Non-GAAP Net Income per share - diluted	$0.24	$0.28	$1.13	$1.25

Weighted average outstanding shares - diluted	20,900	20,900	21,000	21,000

* A 40% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.

About CoStar Group, Inc.
CoStar Group (Nasdaq:CSGP) is commercial real estate's leading provider of information, analytic and marketing services. Founded in 1987, CoStar conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of commercial real estate information. Our suite of online services enables clients to analyze, interpret and gain unmatched insight on commercial property values, market conditions and current availabilities. Headquartered in Washington, DC, CoStar maintains offices throughout the U.S. and in Europe with a staff of approximately 1,500 worldwide, including the industry's largest professional research organization. For more information, visit www.costar.com.
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This news release includes "forward-looking statements" including, without limitation, statements regarding CoStar's expectations, beliefs, intentions or strategies regarding the future. These statements are subject to many risks and uncertainties that could cause actual results to differ materially from these statements. More information about potential factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those stated in CoStar's filings from time to time with the Securities and Exchange Commission, including CoStar's Form 10-K for the year ended December 31, 2009, and CoStar’s Form 10-Q for the quarter ended September 30, 2010, under the heading "Risk Factors." In addition to these statements, there can be no assurance that we will pursue an aggressive acquisition strategy; that the recovery in commercial real estate will continue at its current pace or at all; that the positive industry trends will translate into increased revenue growth and higher renewal rates for CoStar in 2011; that the industry is clearly heading into an upward cycle or that the current market trends will continue; that we will focus on acquisitions of high potential, strategic companies in the commercial real estate information and software space in 2011; that we will continue to aggressively pursue the acquisition strategy described in this press release; that we will accelerate investment into our software development in both the U.S. and the U.K.; that there will be opportunities to drive additional revenue growth and gain market share in the intermediate term by enhancing and expanding the functionality and performance of the software behind our services; that the new software initiatives we have identified will leverage our proprietary commercial real estate database and will be successfully launched; that we will experience continued strong sales or revenue and earnings growth in a sustained recovery period; that revenues for the first quarter of 2011 and full year 2011 will be as stated in this press release; that our renewal rates will remain at their historical averages; that core information sales will continue to strengthen; that we will experience strong organic revenue growth in 2011; that GAAP and non-GAAP net income per diluted share for the first quarter of 2011 and full year 2010 will be as stated in this press release; that restructuring costs associated with the consolidation of our offices during the second quarter of 2011 will be as stated in this press release; that the office consolidation will happen when expected or that it will lead to expense savings as expected; that we will invest the amounts stated in acceleration of new software development in the U.S. and the U.K.;  that investments in software development during the early stages of the market recovery will result in accelerating revenue and earnings as the recovery continues; and that our annual tax rate for 2011 will be as stated in this press release.  All forward-looking statements are based on information available to CoStar on the date hereof, and CoStar assumes no obligation to update such statements.